Exhibit 10.1

EXECUTION VERSION

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (this “Agreement”) is made and entered into as of February 24, 2023, by and between Shoals Technologies Group, Inc., a Delaware corporation (the “Company”), and Jason Whitaker (“Employee”, and together with the Company, the “Parties”).

W I T N E S E T H

WHEREAS, Employee and Shoals Technologies Group, LLC, a subsidiary of the Company, are party to that certain Employment Agreement, dated as of December 18, 2020 (the “Employment Agreement”);

WHEREAS, Employee and the Company are party to the following equity award agreements (collectively, the “Grant Agreements”): (i) that certain Restricted Stock Unit Grant Notice and Restricted Stock Unit Agreement, dated as of November 8, 2021, pursuant to which Employee was granted 91,827 time-based restricted stock units (“RSUs”) (such agreement, the “2021 RSU Grant Agreement”); (ii) that certain Restricted Stock Unit Grant Notice and Restricted Stock Unit Agreement, dated as of April 25, 2022, pursuant to which Employee was granted 132,677 RSUs (the “2022 RSU Grant Agreement”, and together with the 2021 RSU Grant Agreement, the “RSU Grant Agreements”); and (iii) that certain Performance Share Unit Grant Notice and Performance Share Unit Agreement, dated as of April 25, 2022, pursuant to which Employee was granted 132,677 performance-based restricted stock units (“PSUs”) (such agreement, the “PSU Grant Agreement”);

WHEREAS, Employee’s employment with the Company as its Chief Executive Officer is terminating due to Disability (as defined in the Employment Agreement and in the Company’s 2021 Long-Term Incentive Plan, as may be amended from time to time (the “Plan”)); and

WHEREAS, Employee and the Company wish to resolve all matters related to Employee’s employment with the Company and the cessation thereof, on the terms and conditions expressed in this Agreement.

NOW, THEREFORE, in consideration of the premises and the releases, representations, covenants and obligations herein contained, the Parties, intending to be legally bound, hereby agree as follows:

1.    Separation from Employment. Employee and the Company agree that, effective as of March 15, 2023 or such earlier date on which Employee’s employment is terminated for any reason (the actual date on which Employee’s employment terminates, the “Separation Date”), Employee’s employment with the Company shall terminate and Employee shall separate from Employee’s position with the Company and its subsidiaries and affiliates and from any and all other positions, roles, offices, or titles held by Employee with, at the direction of, or for the benefit of the Company and its subsidiaries and affiliates. Employee hereby agrees to promptly execute such additional documentation as the Company may request to effectuate the foregoing. The Separation Date shall be the termination date of Employee’s employment for purposes of active participation in and coverage under all benefit plans and programs sponsored by or through the Company or any of its affiliates or subsidiaries.

2.    Compensation.

(a)    Accrued Amounts. The Company shall timely pay or cause to be paid to Employee on the first payroll period following the Separation Date, minus applicable withholdings and authorized or required deductions: (i) any unpaid base salary earned by Employee through the Separation Date; (ii) any accrued, but unused, vacation time earned through the Separation Date in accordance with applicable law and the Company policy in effect as of the Separation Date; (iii) any unpaid business expenses or other reimbursements due to Employee under the Company’s applicable policies incurred through the Separation Date; provided, that Employee must submit for reimbursement any outstanding business-related expenses within ten (10) days following the Separation Date; and (iv) all other payments or benefits (which, for the avoidance of doubt, shall not include any severance benefits) required to be paid pursuant to any benefit plans or programs sponsored by or through the Company or any of its affiliates or subsidiaries or by applicable law. For the avoidance of doubt, annual bonuses for fiscal year 2022 shall be paid to eligible employees in good standing with the Company no later than March 15, 2023.

(b)    COBRA. Employee will receive under separate cover information regarding Employee’s rights under the Consolidated Omnibus Budget Reconciliation Act and, if applicable, any state continuation coverage laws (collectively, “COBRA”). Employee acknowledges that Employee should review the COBRA notice and election forms carefully to understand Employee’s rights and obligations to make timely elections, provide timely notification and make timely premium payments.

(c)    Equity. Subject to Employee’s (x) continued employment in good standing with the Company through March 15, 2023, (y) continued compliance with the terms and conditions set forth in this Agreement and with the Restrictive Covenants (as defined below), and (z) execution, re-execution and non-revocation of this Agreement pursuant to Section 4(g):

(i)    One-hundred percent (100%) of the RSUs granted to Employee pursuant to the RSU Grant Agreements shall vest as of the Release Effective Date (as defined below); and

(ii)    A prorated portion of the unvested PSUs granted to Employee pursuant to the PSU Grant Agreement shall vest as of the Release Effective Date, with such portion determined by multiplying the number of Target PSUs (as defined in the PSU Grant Agreement) by a fraction, (A) the numerator of which equals the number of calendar days that Employee was employed by the Company or any of its affiliates during the Performance Period (as defined in the PSU Grant Agreement) and (B) the denominator of which equals the total number of calendar days in the Performance Period, and all then-unvested PSUs (and all rights arising from such PSUs and from being a holder thereof) will terminate automatically without any further action by the Company and will be forfeited without further notice and at no cost to the Company.

For the avoidance of doubt, Employee acknowledges and agrees that Employee has no further rights, payments or benefits under the Plan, the Grant Agreements or any other equity compensation plans or agreements with the Company or any of its affiliates. Further, Employee hereby acknowledges and agrees that, in the event (A) Employee’s representations to the Company as set forth in Section 5(e)(i) hereof are no longer accurate as of the Re-Execution Date (as defined below), or (B) Employee does not re-execute this Agreement or Employee revokes such re-execution, Employee shall have no rights to the payments and benefits set forth in this Section 2(c), and any RSUs and PSUs that are unvested as of the Separation Date (and all rights arising from such RSUs and PSUs and from being a holder thereof) will terminate automatically without any further action by the Company and will be forfeited without further notice and at no cost to the Company.

(d)    No Other Benefits or Payments Due. Employee agrees that after the Separation Date, Employee is entitled to no compensation or benefits from the Company other than as expressly set forth in this Section 2, and that Employee shall not be entitled to receive any other payment, benefit, or other form of compensation as a result of Employee’s employment or the cessation thereof, including, but not limited to, wages, deferred compensation, sick time, personal time, vacation, bonuses, expenses, equity interests, severance payments or benefits or payments in lieu of notice pursuant to the Employment Agreement unless otherwise set forth in this Agreement. Employee further agrees that, as of the Separation Date, the Company has satisfied all of its obligations to Employee, including, without limitation, pursuant to the Employment Agreement. Employee and the Company hereby acknowledge and agree that Employee shall not be eligible to receive any of the severance payments or benefits contemplated in Section 7(f) of the Employment Agreement.

3.    Termination without Cause or for Good Reason. Notwithstanding anything to the contrary contained herein or in the Employment Agreement, in the event that, prior to March 15, 2023, Employee’s employment is terminated by the Company without Cause or by Employee for Good Reason (each as defined in the Employment Agreement), then Section 7(f) of the Employment Agreement shall continue to govern, including, without limitation, the release and restrictive covenant requirements set forth therein.

4.    General Release.

(a)    As a material inducement to the Company to enter into this Agreement, and in consideration of Employee’s receipt of the payments and benefits set forth in this Agreement, Employee, on behalf of Employee and Employee’s agents, spouse, heirs, executors, successors and assigns, knowingly and voluntarily releases, remises, and forever discharges the Company, its parents, subsidiaries or affiliates, together with all of the foregoing entities’ respective current and former principals, officers, directors, partners, shareholders, agents, representatives, attorneys, insurers, members, managers, and employees, and each of the above listed person’s heirs, executors, successors and assigns whether or not acting as his or her representative, individual or any other capacity (collectively, the “Releasees”), to the fullest extent permitted by law, from any and all debts, demands, actions, causes of actions, accounts, covenants, contracts, agreements, claims, damages, costs, expenses, omissions, promises, and any and all claims and liabilities whatsoever, of every name and nature, known or unknown, suspected or unsuspected, both in law and equity (“Claims”), which Employee ever had, now has, or may hereafter claim to have against the Releasees, including, but not limited to, those related to or arising from Employee’s employment with the Company, the cessation thereof, the Employment Agreement, each of the Grant Agreements, the Plan or any other matter, cause or thing whatsoever relating thereto arising from the beginning of time to the date of execution of this Agreement by Employee (the “General Release”). The General Release shall apply to any Claim of any type, including, without limitation, any Claims with respect to Employee’s entitlement to any wages, bonuses, benefits, payments, or other forms of compensation; any claims of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, violation of public policy, defamation, personal injury, or emotional distress; any Claims of any type that Employee may have arising under the common law; any Claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 (the “ADEA”), the Older Workers Benefit Protection Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Texas Human Rights Act, the Fair Labor Standards Act, the federal Workers’ Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act, each as amended; and any other federal, state or local statutes, regulations, ordinances or common law, or under any policy, agreement, contract, understanding or promise, written or oral, formal or informal, between any of the Releasees and Employee, and shall further apply, without limitation, to any and all Claims in connection with, related to or arising out of Employee’s employment relationship, or the termination of employment, with the Company or any Releasee and to any Claims for fraud or fraud in the inducement or fraudulent misrepresentation in relation to any such matters. Notwithstanding this General Release, Employee does not hereby release, waive or relinquish any of Employee’s rights arising out of this Agreement or to any benefit under any Company benefit plan accrued by Employee prior to the Separation Date. Additionally, Company and Employee agree that Employee will continue to be covered by any and all indemnification agreements, as well as any applicable Company directors’ and officers’ insurance policy, after the Separation Date. Further, Company and Employee agree that Employee is not releasing, waiving or relinquishing any right to payment under the terms of this Agreement.

(b)    Except as provided in the terms and conditions of this Agreement, Employee acknowledges and agrees that the Company and its subsidiaries and affiliates have fully satisfied any and all obligations owed to Employee, and no further sums are owed to Employee by the Company or by any of the other Releasees at any time. Employee represents and warrants that Employee has not filed, and Employee will not file, any lawsuit or institute any proceeding, charge, complaint or action asserting any claim released by this Agreement before any federal, state, or local administrative agency or court against any Releasee, concerning any event occurring prior to the signing of this Agreement.

(c)    Notwithstanding the foregoing, nothing contained in this Agreement limits Employee’s ability to file a charge or complaint with any federal, state or local governmental agency or commission (collectively, “Government Agencies”) or limits Employee’s ability to provide information to or communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies in connection with any charge or complaint, whether filed by Employee, on Employee’s behalf, or by any other individual. However, to the maximum extent permitted by law, Employee agrees that if such a charge or complaint is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies. This Agreement does not limit or prohibit Employee’s right to receive an award for information provided to any Government Agency to the extent that such limitation or prohibition is a violation of law.

(d)    Nothing in this Section 4 shall be deemed to release (i) Employee’s right to enforce the terms of this Agreement, or (ii) any Claim that cannot be waived under applicable law, including any rights to workers’ compensation or unemployment insurance.

(e)    Employee hereby represents and warrants to the Releasees that Employee is the sole owner of any Claims that Employee may now have or in the past had against any of the Releasees and that Employee has not assigned, transferred, or purported to assign or transfer any such Claim to any person or entity. Employee represents that Employee has suffered no work-related injuries while providing services for the Company and represents Employee does not intend to file any claim for compensation for work-related injury. Employee further represents that Employee has not filed any lawsuits or claims against any of the Releasees, or filed any charges or complaints with any agency against any of the Releasees. Employee represents that Employee has not reported any alleged improper conduct or activity to the Company or any of its subsidiaries or affiliates; that Employee has no knowledge of any such conduct or activity; and that Employee has not been retaliated against for reporting any allegations of wrongdoing by the Company or any of its affiliates.

(f)    Employee acknowledges and agrees that (i) the Company has advised Employee that Employee should consult with an attorney prior to executing and re-executing this Agreement, as applicable, (ii) Employee has carefully read and fully understands all of the provisions of this Agreement, (iii) Employee is entering into this Agreement knowingly, freely and voluntarily in exchange for good and valuable consideration to which Employee would not be entitled in the absence of executing or re-executing, as applicable, and not revoking this Agreement, (iv) Employee has been given at least twenty-one (21) calendar days to consider the terms of this Agreement and, specifically, the General Release set forth in this Section 4, or has knowingly and voluntarily waived the right to do so, with the execution of this Agreement constituting a voluntary waiver, (v) Employee has been advised by the Company that Employee has the right to revoke this Agreement for a period of seven (7) days after executing this Agreement, and (vi) if Employee wishes to revoke this Agreement, Employee must do so in a writing, signed by Employee and received by Mehgan Peetz at [****], no later than 5:00 p.m. local time on the seventh (7th) day of the revocation period (if the last day of the revocation period falls on a Saturday, Sunday or holiday, the last day of the revocation period will be deemed to be the next business day). If no such revocation occurs, the General Release and this Agreement shall become effective on the eighth (8th) day following Employee’s execution of this Agreement (the “Effective Date”). If Employee does not execute this Agreement or if Employee revokes such execution, this Agreement shall be null and void and neither the Company nor Employee shall have any rights or obligations under it.

(g)    The Company’s obligations set forth in this Agreement are strictly contingent upon Employee’s re-execution and non-revocation of this Agreement within twenty-one (21) days following the Separation Date. Upon Employee’s re-execution of this Agreement (the actual date on which Employee re-executes this Agreement, the “Re-Execution Date”), Employee advances to the Re-Execution Date Employee’s release of all Claims contained in the General Release. Employee acknowledges and agrees that Employee has been advised by the Company that Employee has the right to revoke Employee’s re-execution of this Agreement for a period of seven (7) days after the Re-Execution Date, and if Employee wishes to revoke Employee’s re-execution of this Agreement, Employee must do so in a writing, signed by Employee and received by Mehgan Peetz at [****], no later than 5:00 p.m. local time on the seventh (7th) day of such revocation period (if the last day of the revocation period falls on a Saturday, Sunday or holiday, the last day of the revocation period will be deemed to be the next business day). Provided that Employee does not revoke Employee’s re-execution within such seven (7) day period, the “Release Effective Date” shall occur on the eighth (8th) calendar day after the date on which Employee re-executes the signature page of this Agreement. If Employee does not re-execute this Agreement or if Employee revokes such re-execution, this Agreement shall remain in full force and effect.

5.    Covenants.

(a)    Re-Affirmation of Restrictive Covenants. Employee hereby acknowledges and agrees that, as a material inducement for the Company to enter into this Agreement, Employee hereby expressly reaffirms, acknowledges and agrees to continue to abide by those certain obligations contained in Sections 9, 10 and 11 of the Employment Agreement and any other restrictive covenants to which Employee is subject to or otherwise bound (collectively, the “Restrictive Covenants”), the provisions of which are hereby fully incorporated herein by reference. Employee acknowledges that Employee has read and understands the terms of the Restrictive Covenants, including, specifically, the scope and duration thereof. Employee further agrees and acknowledges that the Restrictive Covenants shall survive the Separation Date and shall remain in full force and effect in accordance with all of the terms and conditions thereof.

(b)    Non-Disparagement. Employee shall not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage, or in any way criticize the personal or business reputations, practices, or conduct of any member of the Company or any of its subsidiaries or affiliates. The Company shall instruct its officers and directors to not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage, or in any way criticize the personal or business reputation, practice, or conduct of Employee. The foregoing will not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

(c)    Return of Property. Employee agrees that, as of the Separation Date, Employee will have shipped (at the Company’s expense) or returned to the Company all property of the Company in whatever form, including, without limitation, (i) all physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files and any and all other materials, including computerized and electronic information, that refers, relates or otherwise pertains to the Company or any affiliate or subsidiary of the Company (or business dealings thereof) that are in Employee’s possession, subject to Employee’s control or held by Employee for others; and (ii) all property or equipment that Employee has been issued by the Company or any affiliate or subsidiary of the Company during the course of Employee’s employment or property or equipment thereof that Employee otherwise possesses, including, without limitation, any vehicles, computers, cellular phones, pagers and other devices. Employee acknowledges that Employee is not authorized to retain any physical, computerized, electronic or other types of copies of any such physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files or materials, and is not authorized to retain any other property or equipment of the Company or any affiliate or subsidiary of the Company. Employee further agrees that Employee will immediately forward to the Company (and thereafter destroy any copies thereof) any property or business information relating to the Company or any affiliate or subsidiary of the Company that has been or is inadvertently directed to Employee following the Separation Date, or that Employee discovers is within Employee’s possession.

(d)    Cooperation. Employee agrees to be available and (i) cooperate truthfully and completely with the Company in any internal investigation or administrative, regulatory or judicial proceeding, arbitration or other settlement or dispute that relates to events occurring during Employee’s employment with the Company or about which the Company otherwise believe Employee may have relevant information, including, but not limited to, appearing at interviews and/or depositions in all legal matters, including, but not limited to, regulatory and litigation proceedings relating to Employee’s employment or area of responsibility at the Company, whether or not such matters have already been commenced and through the conclusion of such matters or proceedings; provided, that the Company will reimburse Employee for all reasonable travel expenses, including lodging and meals incidental to such testimony or interviews, and (ii) cooperate fully with law enforcement and regulatory agencies in all matters dealing with Employee’s employment with the Company.

(e)    Disability.

(i)    Employee hereby expressly represents to the Company that, as of the date hereof, Employee is unable to (A) perform the essential functions of Employee’s position as Chief Executive Officer of the Company (after accounting for reasonable accommodation, if applicable and required by applicable law), due to a physical or mental impairment that will continue, or can reasonably be expected to continue, for a period in excess of ninety (90) consecutive days or one-hundred and twenty (120) days, whether or not consecutive (or for any longer period as may be required by applicable law), in any twelve (12)-month period, and (B) engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment.

(ii)    Employee hereby acknowledges and agrees that upon the Re-Execution Date, Employee shall advance to the Re-Execution Date Employee’s representations to the Company as set forth in Section 5(e)(i).

6.    Consultation with Attorney; Voluntary Agreement. The Company advises Employee to consult with an attorney of Employee’s choosing prior to signing this Agreement. Employee understands and agrees that Employee has the right and has been given the opportunity to review this Agreement and, specifically, the General Release in Section 4 hereof, with an attorney. Employee also understands and agrees that Employee is under no obligation to consent to the General Release. Employee acknowledges and agrees that the rights and payments set forth in this Agreement are sufficient consideration to require Employee to abide with Employee’s obligations under this Agreement, including, but not limited to, the General Release. Employee represents that Employee has read this Agreement, and understands its terms and that Employee enters into this Agreement freely, voluntarily, and without coercion. Employee acknowledges that Employee (i) is not relying upon any statements, understandings, representations, expectations, or agreements other than those expressly set forth in this Agreement; (ii) has made Employee’s own investigation of the facts and is relying solely upon Employee’s own knowledge; and (iii) knowingly waives any claim that this Agreement was induced by any misrepresentation or nondisclosure and any right to rescind or avoid this Agreement based upon presently existing facts, known or unknown.

7.    Non-Admission of Liability. The Parties understand and agree that their execution of this Agreement shall not in any way constitute or be construed as an admission of liability under any federal, state or local law whatsoever by either Party, their successors or any related parties.

8.    Section 409A.

(a)    Compliance. Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to comply with Section 409A of the Internal Revenue Code, and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”) or an exemption therefrom and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of Employee’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A.

(b)    Reimbursement and In-kind Benefits. To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Employee, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

(c)    Section 409A Payment Date. Notwithstanding any provision in this Agreement to the contrary, (i) if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Employee’s receipt of such payment or benefit is not delayed until the earlier of (A) the date of Employee’s death or (B) the date that is six (6) months after the Separation Date (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Employee (or Employee’s estate, if applicable) until the Section 409A Payment Date, and (ii) to the extent any payment hereunder constitutes nonqualified deferred compensation (within the meaning of Section 409A), then each such payment which is conditioned upon Employee’s execution of a release and which is to be paid or provided during a designated period that begins in one taxable year and ends in a second taxable year shall be paid or provided in the later of the two taxable years. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall the Company or any of its subsidiaries or affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

9.    Tax Consequences. The Parties agree that the Company shall be entitled to withhold any amounts required to be withheld in respect of federal, state or local taxes with respect to any amounts payable to Employee hereunder. The Company makes no representations or warranties with respect to the tax consequences of the payments provided to Employee or made on Employee’s behalf under the terms of this Agreement. Employee agrees and understands that Employee is responsible for payment, if any, of local, state and/or federal taxes on the payments made hereunder by the Company and any penalties or assessments thereon. Employee further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments or recoveries by any government agency against the Company for any amounts claimed due on account of: (a) Employee’s failure to pay or the Company’s failure to withhold, or Employee’s delayed payment of, federal or state taxes; or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

10.    Governing Law. This Agreement shall be construed and enforced under and be governed in all respects by the laws of the State of Tennessee, without giving effect to any choice or conflict of law provision or rule that would require application of a different jurisdiction’s law.

11.    Dispute Resolution. All disputes relating to or arising from this Agreement (including, but not limited to, the arbitrability thereof), Employee’s employment with the Company, the Employment Agreement or the Grant Agreements shall be resolved in accordance with Section 12 of the Employment Agreement.

12.    Entire Agreement. This Agreement, together with the Restrictive Covenants and Sections 7(f) and 12 of the Employment Agreement, constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements between the Parties with respect to such matters, unless specifically provided otherwise herein. Employee agrees that Employee is not relying on any representations outside this Agreement. The Parties agree that the Employment Agreement (other than Sections 7(f), 9, 10, 11 and 12 thereof) is superseded by this Agreement and of no further force or effect, and that the General Release in Section 4 hereof encompasses any and all claims under the Employment Agreement and the Grant Agreements unless expressly provided otherwise in this Agreement.

13.    Amendment; No Waiver. This Agreement may be modified or amended only by a written instrument signed by Employee and an authorized officer of the Company. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving Party. The failure of either Party to require the performance of any term or obligation of this Agreement, or the waiver by either Party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

14.     Successors and Assigns. This Agreement shall inure to the benefit of the Company and each of its successors and assigns. Employee may not assign this Agreement or any part hereof, and any purported assignment by Employee shall be null and void from the initial date of the purported assignment.

15.     Drafting; Headers. This Agreement and the provisions contained in it shall not be construed or interpreted for or against either Party because that Party drafted or caused that

Party’s legal representative to draft any of its provisions. Descriptive headings in this Agreement are inserted for convenience only and shall be disregarded in construing or applying any provision of this Agreement.

16.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and both of which, taken together, shall constitute one and the same instrument. This Agreement may be executed and delivered by exchange of facsimile or other electronic means of transmitting signature, and such signatures shall be considered an original for purposes of enforcement of the Agreement.

17.     Third Party Beneficiaries. Each Releasee that is not a signatory hereto shall be a third-party beneficiary of Employee’s covenants, warranties, representations and release of claims set forth in this Agreement and entitled to enforce such provisions as if it was a party hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the below-indicated date(s).

EMPLOYEE

/s/ Jason Whitaker		02/26/2023
Jason Whitaker		Date

SHOALS TECHNOLOGIES GROUP, INC.

/s/ Mehgan Peetz		02/24/2023
(Signature)		Date

Name:	Mehgan Peetz

Title:	Chief Legal Officer & Corporate Secretary

NOT TO BE RE-EXECUTED PRIOR TO THE SEPARATION DATE

EMPLOYEE

Jason Whitaker		Date

[Signature Page to Separation Agreement]